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                                                                    EXHIBIT 99.1

CONTACT

David A. Rawden
Executive Vice President and
Chief Financial Officer

(404) 687-5905


                 AMEX SUSPENDS TRADING OF ALLIED HOLDINGS, INC.
           COMMON STOCK AND PROVIDES NOTIFICATION TO ALLIED HOLDINGS
                     REGARDING CONTINUED LISTING STANDARDS

DECATUR, GEORGIA, NOVEMBER 29, 2004 - ALLIED HOLDINGS, INC. (AMEX:AHI) announced that it has been notified that The American Stock Exchange (Amex) has suspended trading of the Company's common stock until the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 is filed with the Securities and Exchange Commission. The Company previously announced that the continued delay in filing the Form 10-Q is necessary to allow the Company to complete its internal review of the report and that it expects to file its Form 10-Q for the quarter ended September 30, 2004 upon completion of this review. The Company has devoted, and will continue to devote, significant resources to expedite the work necessary to complete and file its Form 10-Q as soon as possible.

In addition, the Company received a notice from Amex dated November 26, 2004 advising the Company that it is not in compliance with the continued listing standards as set forth in Sections 1003(d) and 1101 of the Amex Company Guide regarding the Company's failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and Sections 1003(a)(i) and 1003(a)(ii) of the Amex Company Guide regarding the level of the Company's shareholders' equity. The Company currently falls below the Amex continued listing standard requiring total shareholders' equity of not less than $4 million for a listed company that has sustained net losses in three of its four most recent fiscal years.

In order to maintain its Amex listing, the Company must submit a plan by December 6, 2004 advising the Amex of any action it has taken, or will take, to file its Form 10-Q for the quarter ended September 30, 2004 and bring the Company into compliance with Sections 1003(d) and 1101 of the Amex Company Guide by no later than January 6, 2005. In addition and in order to maintain its Amex listing, the Company must submit a plan by December 27, 2004 advising the Amex of any action it has taken, or will take, to bring the Company into compliance with the shareholders' equity and other requirements of Sections 1003(a)(i) and 1003(a)(ii) of the Amex Company Guide within a maximum of 18 months of receipt of Amex's November 26, 2004 notice.

The Company expects to submit the requested plans to Amex within the plan periods specified by the Amex notice and if such plans are accepted by the Amex, the Company will remain listed during the plan periods. To the extent the Company has filed its Quarterly Report on Form 10-Q


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for the quarter ended September 30, 2004 with the Securities and Exchange
Commission by December 6, 2004, the Company will be in compliance with Sections 1003(d) and 1101 of the Amex Company Guide and will not be required to submit a plan to Amex with respect to these sections of the Amex Company Guide.

The Amex notice states that if the Company is not in compliance with Sections 1003(d) and 1101 by January 6, 2005, or with Sections 1003(a)(i) and 1003(a)(ii) at the conclusion of the 18-month plan period, or does not make progress consistent with either plan during the respective plan period, the Amex may initiate delisting proceedings as appropriate. Further, if the Company does not submit either plan on a timely basis or if one of its plans is not accepted by Amex, the Company may be subject to delisting proceedings. In either event, the Company may appeal if the Amex staff makes a determination to initiate delisting proceedings in accordance with applicable Amex rules.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding its internal review of the Form 10-Q and the ability of the Company to file the plans requested by The American Stock Exchange, are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company's ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting, the ability of the Company to obtain financing in the future and the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at http://www.alliedholdings.com.